Exhibit 10.66

Kevin D. Silva

Chief Administrative Officer

[MBIA Logo]

Capital Strength. Triple-A Performance

MBIA Insurance Corporation

[Letterhead]

November 15, 2004

REVISED

John B. Caouette

[Home Address]

Dear Jack:

This letter is to acknowledge that your last day with MBIA as a regular full-time employee is on December 24, 2004 (the “Separation Date”).

You will be entitled to receive any vested benefits to which you are entitled under MBIA’s retirement plans as of your Separation Date. Such vested benefits will be paid to you pursuant to the terms of the applicable plan. You will also have such rights under any other benefit plan or arrangement sponsored by MBIA as are provided to other employees who terminate employment with MBIA.

Your medical, dental, life and short and long-term disability insurance ends as of December 24, 2004. You and your family may continue coverage under certain of the insurance plans, at your own cost, in accordance with COBRA. MBIA will provide you with a separate letter describing your COBRA rights. If you chose, you may elect to receive retiree medical and dental coverage. You will also be eligible to convert your life insurance coverage to an individual policy. You will not be eligible to participate in MBIA’s Retirement Plans past the separation date except to the extent of any vested rights therein.

Whether or not you sign the attached Agreement and General Release (the “Agreement”), you will be entitled to the benefits referred to in the previous paragraphs and you may elect medical and dental benefit continuation coverage pursuant to COBRA. Alternatively, you may elect retiree medical and dental benefit continuation coverage.

Further, we are offering the following additional payments and benefits as specified in this letter and subject to your execution and adherence to the terms of the attached Agreement and General Release:

•	2004 Year-end Awards: You will not receive new restricted stock unit, stock option and MBV awards for the 2004 performance year.

•	2004 Bonus: Your 2004 cash bonus will be awarded to you in a lump sum payment in March 2005 when the other EPC 2004 cash bonuses are paid (minus applicable taxes and withholdings). The amount of your 2004 cash bonus will be determined relative to and in conjunction with other EPC bonuses.

•	Restricted Stock Units: All outstanding restricted stock units will continue to naturally vest in accordance with the vesting terms of the original grant.

•	Stock Options: Your current outstanding stock options will continue to naturally vest under the original grant terms, during the period beginning on the Separation Date to the fifth anniversary of your separation.

•	You will have five years from the Separation Date to exercise your vested options; however, this exercise period shall not exceed the option’s original expiration date.

•	All outstanding options will expire on the fifth anniversary of the Separation Date.

•	If at any time before the end of the five year period MBIA’s stock price has traded at a price of at least $90.00 for a period of 10 consecutive trading days at any point during each trading day, all unvested options will immediately vest and you will have 12 months from the last day of the 10 consecutive day period to exercise all of your vested options (not to exceed the original five year exercise period or the options original expiration date). All outstanding options not exercised during this 12 month period will expire.

•	MBV Awards: You will receive the following MBV award cash payments for performance years 2001, 2002, and 2003 after the conclusion of the Revocation Period (minus applicable taxes and withholdings).

•	A lump sum payment for your 2001 MBV award (grant date of 2/7/2002) in the amount of $1,143,000.

•	A lump sum payment for your 2002 MBV award (grant date of 2/12/2003) in the amount of $1,062,500.

•	A lump sum payment for your 2003 MBV award (grant date of 2/10/2004) in the amount of $616,667.

•	2004 Pension Equivalent: You will receive a lump sum cash payment equivalent to a 2004 pension contribution after the conclusion of the Revocation Period (minus applicable taxes and withholding). This payment is in lieu of receiving a 2004 pension contribution under MBIA’s retirement plans and the amount will not exceed last year’s pension contribution.

You have up to twenty-one (21) days from your receipt of this letter and the enclosed Agreement and General Release to elect to accept the terms and conditions set forth. To indicate your acceptance, please return the signed original letter and notarized Agreement and General Release no earlier than December 24, 2004 to Kevin D. Silva, Chief Administrative Officer, MBIA Insurance Corporation, 113 King Street, Armonk, New York 10504.

In addition, you have seven (7) days after signing the letter and the Agreement to revoke your acceptance of its terms. The letter and the Agreement will not become effective until the eighth (8th) day following your signing of the Agreement.

MBIA is not providing you with any legal, tax or financial advice. We advise you to consult with an attorney of your choice before signing the Agreement.

On behalf of MBIA, we want to convey our gratitude for your contributions during your tenure with MBIA and pledge to make this transition as smooth as possible for both you and MBIA. We wish you continued success in your future endeavors.

Sincerely,

/s/ KEVIN D. SILVA

Kevin D. Silva

Accepted and Agreed:

/s/ JOHN B. CAOUETTE	11/24/04
John B. Caouette	Date

c: Gary Dunton